Exhibit 99.1

Astoria Financial Corporation Names Robert Giambrone To Its Board Of Directors

LAKE SUCCESS, N.Y., July 23, 2015 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) (the "Company"), the holding company for Astoria Bank (the "Bank"), announced today that their Boards of Directors appointed Robert Giambrone, effective July 22, 2015, to serve as a director of both the Company and the Bank.

Mr. Giambrone, 61, served as a member of the Board of Directors, Chief Financial and Administrative Officer and Executive Vice President of Keefe, Bruyette & Woods, Inc. ("KBW"), an investment bank specializing in the financial services sector, from 2002 until his retirement in 2013. As global head of the financial, operational and administrative functions of the company, Mr. Giambrone managed all of KBW's key strategic initiatives including the initial public offering of its shares.

Mr. Giambrone, a graduate of Iona College and a Certified Public Accountant, is a former Partner of KPMG LLP, where he served as client service partner for major financial institutions in the New York metropolitan area during his nearly 20-year career. He subsequently served as Executive Director and Chief Administrative Officer of Morgan Stanley Investment Management. Mr. Giambrone is a member of the Board of Directors of WSP USA. WSP is a leading professional services firm providing environmental engineering and design expertise in environmental and urban planning and transportation projects.

Commenting on Mr. Giambrone's appointment, Ralph F. Palleschi, Chairman of the Board of the Company and Astoria Bank, and Monte N. Redman, a director, President and Chief Executive Officer of both organizations, stated, "We are delighted that Bob will be joining the Boards of both Astoria Financial Corporation and Astoria Bank. His solid financial experience and considerable knowledge of the banking industry will serve us well in future endeavors."

About Astoria Financial Corporation
Astoria Financial Corporation, with assets of $15.3 billion, is the holding company for Astoria Bank. Established in 1888, Astoria Bank, with deposits in New York totaling $9.2 billion, is the second largest thrift depository in New York and provides its retail and business customers and local communities it serves with quality financial products and services through 87 convenient banking branch locations, a business banking office in Manhattan, and multiple delivery channels, including its flexible mobile banking app. Astoria Bank commands a significant deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Bank originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the surrounding metropolitan area and originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and correspondent relationships covering 13 states and the District of Columbia.

CONTACT: Theodore S. Ayvas, Vice President, Investor Relations, 516-327-7877, ir@astoriabank.com